Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 27, 2021

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the fourth quarter and full year of 2020 and 2019 are summarized in the following paragraphs. However, we urge investors and reporters to read our 2020 Annual Report, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and full year of 2020 and 2019 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2020	2019	2020	2019
Net earnings attributable to Berkshire shareholders	$35,835	$29,159	$42,521	$81,417

Net earnings (loss) includes:
Investment and derivative gains/losses –
Investments (1)	$30,446	$24,527	$31,717	$56,272
Derivatives	380	212	(126)	1,173

	30,826	24,739	31,591	57,445
Impairment of intangible assets (2)	(12)	—	(10,992)	—
Operating earnings	5,021	4,420	21,922	23,972

Net earnings attributable to Berkshire shareholders	$35,835	$29,159	$42,521	$81,417

Net earnings per average equivalent Class A Share	$23,015	$17,909	$26,668	$49,828
Net earnings per average equivalent Class B Share	$15.34	$11.94	$17.78	$33.22

Average equivalent Class A shares outstanding	1,557,026	1,628,138	1,594,469	1,633,946
Average equivalent Class B shares outstanding	2,335,539,124	2,442,207,505	2,391,703,454	2,450,919,020

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

(1)

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2020 include gains of $24.5 billion in the fourth quarter and $26.8 billion in the full year and in 2019 include gains of $23.6 billion in the fourth quarter and $53.7 billion for the full year due to changes during the fourth quarter and the full year in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses in 2020 also include after-tax realized gains on sales of investments of $4.4 billion during the fourth quarter and $4.9 million during the full year. In 2019, investment gains/losses include after-tax realized gains of $1.0 billion during the fourth quarter and $2.6 billion during the full year.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

(2)

Impairments of intangible assets in 2020 include charges of $9.8 billion recorded in the second quarter attributable to impairments of goodwill and certain identifiable intangible assets that were recorded in connection with Berkshire’s acquisition of Precision Castparts Corp. in 2016. After-tax impairments of intangible assets in 2019 were $435 million and are included in operating earnings.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2020	2019	2020	2019
Insurance-underwriting	$(299)	$(857)	$657	$325
Insurance-investment income	1,270	1,443	5,039	5,530
Railroad, utilities and energy	1,995	1,874	8,252	8,321
Other businesses	2,467	2,230	8,300	9,372
Other	(412)	(270)	(326)	424

Operating earnings	$5,021	$4,420	$21,922	$23,972

Approximately $9 billion was used to purchase shares during the fourth quarter bringing the total for the year to approximately $25 billion. On December 31, 2020, there were 1,543,960 Class A equivalent shares outstanding. Insurance float (the net liabilities we assume under insurance contracts) was approximately $138 billion at December 31, 2020, an increase of $9 billion since yearend 2019.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400